Exhibit 10.6

DOLLAR GENERAL CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Effective December 3, 2014)

ARTICLE I

Purpose and Adoption of Plans

1.1       Introduction. Dollar General Corporation (the “Company”) wishes to provide each Director with an opportunity to defer some or all of his or her Fees as a means of saving for retirement or other purposes.  Accordingly, effective as of December 3, 2014, the Company hereby establishes this Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors.

ARTICLE II

Definitions

For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context.  The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.

2.1       “Accounts” shall mean the account or accounts established and maintained by the Plan Committee for bookkeeping purposes to reflect the interest of a Participant in the Plan, as described below.  The Accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.  Any Account balance for one or more periods may be separately accounted for in subaccounts for any reason determined by the Plan Committee.

2.2       “Beneficiary” shall mean any person, estate, trust or organization entitled to receive any payment under the Plan upon the death of a Participant.  The Participant shall designate his beneficiary on a form provided by the Plan Committee.

2.3       “Board” shall mean the Board of Directors of the Company.

2.4       “Change in Control” means the happening of any of the following:

(a)        Any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(b)        As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(c)        During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

2.5       “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

2.6       “Company” shall mean Dollar General Corporation.

2.7       “Deferral Election” shall mean a Participant’s written election to defer a portion of his Fees pursuant to Article IV.

2.8       “Deferral Period” shall mean the twelve-month period commencing on the first day of the Company’s fiscal tax year.

2.9       “Director” shall mean any non-employee director of the Company.

2.10     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11     “Fees” shall mean any retainer, meeting, or other fees, as well as any per diem compensation for special assignments, that are paid in cash and earned by a Director for his service as a member of the Board or a committee thereof during a Deferral Period or portion thereof, but excluding in all events any such fees or compensation that is paid in equity.

2.12     “Investment Request” shall mean a Participant’s written request to have his Accounts deemed to be invested pursuant to Article VII.

2.13     “Participant” shall mean a Director or former Director who meets all of the conditions of eligibility under Section 3.1 and who participates in the Plan in accordance with Article IV.

2.14     “Plan” shall mean this Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors, as reflected in this Plan document, as same may be amended from time to time.

2.15     “Plan Committee” shall mean the Board or another committee that is appointed by the Board (or any committee designated by the Board with such authority) to serve as the Plan Committee, subject to the provisions of Section 10.1.

2.16     “Plan Year” shall mean the 12 consecutive month period commencing each January 1st and ending on the last day of December next following.

2.17     “Termination” means retirement or other separation from service (within the meaning of Code Section 409A(a)(2)(A)(i)) for any reason other than Total and Permanent Disability or death.

2.18     “Total and Permanent Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.19     “Trust Agreement” shall mean the agreement, if any, by and between the Company and any trustee under which assets pertaining to the Plan, if any, are maintained.  If assets pertaining to the Plan are maintained pursuant to a Trust Agreement, such Trust Agreement is intended to be a grantor trust (sometimes referred to as a rabbi trust), of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code.

ARTICLE III

Eligibility

3.1       Eligibility Rules. Any Director shall be eligible to participate in the Plan.

ARTICLE IV

Deferral of Fees under the Plan

4.1       Fees Which May Be Deferred.

(a)        Subject to Section 4.1(b), a Participant may elect to defer all or any portion of his Fees.

(b)        Notwithstanding the provisions of Section 4.1(a), the Plan Committee may establish lower deferral limits for any Participant (or Participants) as it deems necessary or advisable from time to time.  Any affected Participants will be notified of such lower deferral limits by the Plan Committee.

4.2       Establishment of Account. An Account shall be established for each Participant by the Plan Committee as of the effective date of such Participant’s initial Deferral Election.  The Participant’s Account shall be credited with amounts that a Participant has deferred under Section 4.1.

4.3       Deferral Election Form. A Participant shall complete a Deferral Election form, which shall be made in writing on a form prescribed by the Plan Committee.  The initial Deferral Election form shall state:

(a)        That the Participant wishes to make an election to defer the receipt of all or a portion of his Fees;

(b)        The percentage or amount of such elective deferral, consistent with the provisions of Section 4.1;

(c)        Subject to the other provisions of the Plan, the form of any distribution from the Plan; and

(d)       Such other information that the Plan Committee, in its discretion determines to be necessary or advisable to administer Deferral Elections hereunder.

4.4       Making and Modifying Deferral Elections.

(a)        Except as provided in Section 4.4(b), a Deferral Election for a Deferral Period must be filed on or before the last day of the Plan Year immediately preceding the Plan Year in which the Deferral Period begins in order to be effective for Fees earned in that Deferral Period.

(b)        With respect to Fees payable for all or any portion of a Deferral Period after a person’s initial election to the office of Director, any such person wishing to participate in the Plan may file a proper Deferral Election upon election to office or within 30 days after election to office.  Any Deferral Election filed on or before the first day of the Director’s term shall be effective on the first day of the Director’s term.  Any Deferral Election filed within 30 days after election to office shall be effective on the first day of the fiscal year quarter following the quarter in which such Deferral Election is filed.

(c)        No Deferral Election shall apply to any Fees earned for services provided prior to filing of such Deferral Election, even if such Fees are paid after such Deferral Election is filed.

(d)       All Deferral Elections made pursuant to this Plan shall be made in accordance with the procedures prescribed by the Plan Committee and must be timely filed with the Plan Committee or the individual(s) designated by the Plan Committee for such purposes.

(e)        An effective Deferral Election may not be revoked or modified (except as to changes in the designation of Beneficiary and as otherwise stated herein) with respect to Fees payable for the Deferral Period for which the Deferral Election is effective.  A Deferral Election shall apply only for such Deferral Period, unless the Plan Committee in its sole discretion waives the requirement for an annual election form (thereby making Deferral Elections evergreen until changed or revoked).  Absent such a waiver by the Committee, a Director must make a new Deferral Election in accordance with this Section in order to defer a portion of his Fees for a subsequent Deferral Period.

(f)        A Participant’s termination of participation in the Plan shall not affect amounts previously deferred by the Participant under the Plan.

(g)        It is intended that all Deferral Elections and modifications thereto will comply with the requirements of Code Section 409A.  The Plan Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Code Section 409A, Treasury Regulations thereunder, and other applicable guidance.

4.5       In-Service Distributions and Election Form Procedures.

(a)        A Participant may not elect to receive a “time specific” in-service distribution of vested amounts credited to his Account.

(b)        A Participant who is a Director may request to receive an in-service lump sum distribution of vested amounts credited to his Account in the event he has an unforeseeable emergency, as defined in Code Section 409A and Treasury Regulations thereunder.  Upon a finding by the Plan Committee that the Participant has an unforeseeable emergency, the Plan Committee (in its sole discretion) may authorize the payment of all or a part of a Participant’s vested Account in the form of a lump sum distribution prior to his Termination.  Any such written request must set forth the circumstances constituting such unforeseeable emergency.  Notwithstanding the foregoing, the Plan Committee may not direct payment of any amounts credited to the Account of a Participant to the extent that such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would itself not cause severe financial hardship, as determined in the sole discretion of the Plan Committee.  Any distribution due to an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and shall be made in the sole discretion of the Plan Committee, both with respect to the determination as to whether an unforeseeable emergency exists and as to the amount distributable.  In all cases, the requirements and standards set forth in Code Section 409A will govern the determinations of a Participant’s eligibility for and the amount of any distributions under this Section 4.5(b).  For purposes hereof, “unforeseeable emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner’s insurance, e.g., as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(c)        In-service distributions shall be made in the manner described in Section 8.5.

4.6       Amending the Deferral Election to Change Form of Distribution at Termination Not Permitted. A Participant may not make a subsequent Deferral Election to change his elected or default form of the distribution of amounts previously deferred.  A Participant may make new and different Deferral Elections on a prospective basis for amounts earned in a subsequent Plan Year to the extent permitted under Section 4.3.

ARTICLE V

Change in Control

5.1       Change in Control. Notwithstanding any provision of this Plan to the contrary, upon a Change in Control which also constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined under the default rules of Treasury Regulation § 1.409A-3(i)(5)), each Participant shall receive an automatic lump sum distribution of his entire Account.

ARTICLE VI

Vesting

6.1       Vesting. Amounts credited to a Participant’s Account, along with any earnings thereon, shall be fully vested at all times.

ARTICLE VII

Investments

7.1       In General.

(a)        The investment options available under the Plan shall be the same as the investment options available under the Dollar General Corporation CDP/SERP Plan (the “CDP”) at any given time.

(b)        The Accounts of each Participant shall be credited as of the last day of each calendar month with the deemed investment gains and losses based upon the Account value as of the first day of the calendar month, or on a more frequent basis as determined by the Plan Committee.  Unless otherwise provided by the Plan Committee, the Company will pay for general Plan administrative expenses, although the Plan Committee may direct that these expenses be charged to Participants’ Accounts as a Plan administrative expense and the manner in which such expenses are charged.

(c)        A Participant shall request how his Accounts are deemed to be invested by completing an Investment Request.  Such Investment Request shall be made in writing, or through electronic means, in accordance with procedures established by the Plan Committee.  Such procedures may be changed by the Plan Committee at any time and from time to time.  Any Investment Request made in accordance with this Section 7.1 shall continue unless the Participant changes the Investment Request under this Plan in accordance with procedures established by the Plan Committee.

(d)       Deemed elections made under this Plan and pursuant to an Investment Request shall be applicable only with respect to this Plan and Investment Requests and changes thereto requested by the Participant shall be effective prospectively only.  The Plan Committee shall be authorized to permit more frequent changes in investment options to be effective on such dates as it shall specify.  The Plan Committee shall consider an Investment Request, but is not obligated to follow such request.

(e)        In connection with any change in available investment options under the Plan (whether by reason of changes effected in the investment options under the CDP or otherwise), the Plan Committee may establish such blackout period or periods during which Investment Requests and Plan distributions will be suspended and may provide for such mapping of Account balances from old investment options to new investment options and/or such Participant choice with respect thereto as it deems appropriate.

7.2       Gains Invested in Same Option. Dividends, interest and other distributions credited with respect to any deemed investment election shall be deemed to be invested in the same investment option.

7.3       Participant Reports on Account Values. At the end of each Plan Year (or on a more frequent basis as determined by the Plan Committee), a report shall be issued to each Participant who has an Account stating the value of such Account.

ARTICLE VIII

Distribution of Accounts

8.1       Distribution on or after Termination.

(a)        For benefits payable from the Plan upon the Participant’s Termination, the Participant shall be entitled to receive the balance of his Accounts (or portions thereof) in one of the following forms as elected by him pursuant to Section 4.3:

(i)         A lump sum distribution;

(ii)        Substantially equal monthly installments payable over a 5, 10 or 15 year period; or

(iii)       A combination of an initial lump sum distribution of a specified dollar amount and the remainder in substantially equal monthly installments payable over a 5, 10 or 15 year period.

(b)        Notwithstanding the other provisions of this Plan to the contrary and only to the extent allowed by Code Section 409A and guidance promulgated thereunder, the Plan shall distribute in a lump sum distribution any benefits payable to a Participant from the Plan if the value of the Participant’s Account as of the valuation date coincident with or next following his Termination is the limit on elective deferrals to qualified plans under Code Section 402(g)(1)(B) (or any lesser amount required to comply with the requirements of Code Section 409A) or less.

(c)        If a Participant fails to specify a form of payment (or if there is no validly executed form of payment elected by the Participant) for any portion of his Accounts, such portion of his Accounts shall be distributed in a lump sum distribution.

(d)       Except as otherwise provided herein, distribution of a Participant’s Account shall commence upon the Participant’s Termination; provided, however, that, notwithstanding any other provisions in the Plan to the contrary, if a Participant is a “specified employee” as defined under Code Section 409A at the time of the Participant’s Termination, then, to the extent necessary to comply with Code Section 409A and the Treasury regulations thereunder, no distribution of the Participant’s Account will occur during the first six months following the Participant’s Termination and distribution will instead be delayed and will commence in the seventh month following the Participant’s Termination.

8.2       Distribution on Participant’s Death. Upon the death of a Participant or a former Participant prior to the complete distribution of his Accounts, the balance of his Accounts shall be paid in a lump sum distribution to his Beneficiary.  In the event a beneficiary designation is not on file with the Plan Committee or the Beneficiary is deceased or cannot be located, payment will be made to the Participant’s surviving spouse, or if none, to the estate of the Participant or former Participant.

8.3       Change of Beneficiary Permitted. A Participant’s beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the Participant’s prior named Beneficiary.

8.4       Distribution on Total and Permanent Disability. Upon the Total and Permanent Disability of a Participant or former Participant (including the Participant’s Total and Permanent Disability subsequent to the Participant’s commencement of payment under the Plan), the balance of his Accounts shall be paid in a lump sum distribution to him.

8.5       Medium of Distribution. Distributions shall be made in cash.

ARTICLE IX

Nature of Company Obligation and Participant Interest

9.1       In General. A Participant, his Beneficiary, and any other person or persons having or claiming a right to payments under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan or any Trust Agreement shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specified assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future; but a Participant shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

9.2       Benefits Payable from General Assets of Company. All amounts paid under the Plan shall be paid in cash from the general assets of the Company (including, where applicable, any such assets held pursuant to a Trust Agreement).  Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow accounting.  Nothing contained in this Plan or any Trust Agreement, and no action taken pursuant to the provisions of this Plan or any Trust Agreement, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant, Beneficiary or any other person.  Neither the Participant, Beneficiary, nor any other person shall acquire any interest greater than that of an unsecured creditor.

9.3       Other Benefit Programs. Any benefits payable under the Plan shall be independent of and in addition to any other benefits or compensation of any sort payable to or on behalf of the Participant under or pursuant to any other plan or program sponsored by the Company for its Directors generally.

ARTICLE X

Administration of the Plan

10.1     In General. The Plan Committee shall be responsible for the general administration of the Plan.  The Plan Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Plan Committee) to keep its records or to assist it in the discharge of its duties.  A majority of the members of the Plan Committee shall constitute a quorum for the transaction of business at any meeting.  Any determination or action of the Plan Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members.  Meetings may be held electronically.

10.2     No Special Compensation for Committee. No member of the Plan Committee shall receive any compensation from the Plan for his service.

10.3     Powers of the Committee. The Plan Committee shall administer the Plan in accordance with its terms and shall have all powers necessary or appropriate to carry out the provisions of the Plan.  It shall be the sole interpreter of the Plan provisions and shall determine all questions arising in the administration, interpretation and application of the Plan.  The Plan Committee shall determine a person’s eligibility for participation in the Plan, a Participant’s right to benefits from the Plan, and the amount of any benefit due.  It will construe the Plan, supply any omissions, reconcile any differences and determine all factual issues that relate to the Plan.  Any such determination by the Plan Committee shall be conclusive and binding on all persons.  It may adopt any procedure or administrative regulation as it deems necessary or desirable for the conduct of its affairs and appropriate administration of the Plan.  The Plan Committee may appoint and retain service providers, including accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

10.4     Expenses of Committee Reimbursed. The Plan Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties.  Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

10.5     Appointment of Agents. The Plan Committee is responsible for the daily administration of the Plan.  It may appoint other persons or entities to perform any of its fiduciary or other functions as required by the terms of the Plan.  The Plan Committee and any such appointee may employ advisors and other persons necessary or desirable to help it carry out its duties, including their respective fiduciary duties; provided, however, that any trustee appointed in connection with the Plan shall be appointed by and may be removed by the Board (or any committee designated by the Board with such authority) rather than the Plan Committee.  The Plan Committee shall from time to time review the work and performance of each such appointee, and shall have the right to remove any such appointee from his position at any time, with or without notice.  Any person, group of persons or entity may serve in more than one fiduciary capacity.

10.6     Plan Accounting. The Plan Committee shall maintain accurate and detailed records of Participants and Accounts established under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan.  Such Accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board and by persons designated thereby.

10.7     Plan to Comply with Law. The Plan Committee shall take all steps necessary to ensure that the Plan complies with applicable laws at all times.  These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Company; and doing such other acts necessary for the administration of the Plan.  The Plan Committee shall keep a record of all of its proceedings and acts and shall keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.  The Plan Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

10.8     Claims and Appeals Procedures; Consistent Application of Procedures Required.  The following claims procedure applies to claims filed under the Plan:

(a)        A Participant or Beneficiary (the “claimant”) shall have the right to request any benefit under the Plan by filing a written claim for any such benefit with the Plan Committee on a form provided or approved by the Plan Committee for such purpose.  The Plan Committee (or a claims fiduciary appointed by the Plan Committee) shall give such claim due consideration and shall either approve or deny it in whole or in part.  The following procedure shall apply:

(i)         The Plan Committee (or a claims fiduciary appointed by the Plan Committee) may schedule and hold a hearing.

(ii)        Within ninety (90) days following receipt of such claim by the Plan Committee, notice of any approval or denial thereof, in whole or in part, shall be delivered to the claimant or his duly authorized representative or such notice of denial shall be sent by mail (postage prepaid) to the claimant or his duly authorized representative at the address shown on the claim form or such individual’s last known address.  The aforesaid ninety (90) day response period may be extended to one hundred eighty (180) days after receipt of the claimant’s claim if special circumstances exist and if written notice of the extension to one hundred eighty (180) days indicating the special circumstances involved and the date by which a decision is expected to be made is furnished to the claimant or his duly authorized representative within ninety (90) days after receipt of the claimant’s claim.

(iii)       Any notice of denial shall be written in a manner calculated to be understood by the claimant and shall:

(A)       set forth a specific reason or reasons for the denial,

(B)       make reference to the specific provisions of the Plan document or other relevant documents, records or information on which the denial is based,

(C)       describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary, and

(D)       explain the Plan’s claim review procedures, including the time limits applicable to such procedures (which are generally contained in Section 10.8(b)).

(b)        A Participant or Beneficiary whose claim filed pursuant to Section 10.8(a) has been denied, in whole or in part, may, within sixty (60) days following receipt of notice of such denial, make written application to the Plan Committee for a review of such claim, which application shall be filed with the Plan Committee.  For purposes of such review, the following procedure shall apply:

(i)         The Plan Committee (or a claims fiduciary appointed by the Plan Committee) may schedule and hold a hearing.

(ii)        The claimant or his duly authorized representative shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.

(iii)       The claimant or his duly authorized representative shall be provided, upon request in writing and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim and may submit to the Plan Committee written comments, documents, records, and other information relating to such claim.

(iv)       The Plan Committee (or a claims fiduciary appointed by the Plan Committee) shall make a full and fair review of any denial of a claim for benefits, taking into account all comments, documents, records, and other information submitted by the claimant or his duly authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(v)        The decision on review shall be in writing, shall be delivered or mailed by the Plan Committee to the claimant or his duly authorized representative in the manner prescribed in Section 10.8(a) for notices of approval or denial of claims, shall be written in a manner calculated to be understood by the claimant and shall in the case of an adverse determination:

(A)       include the specific reason or reasons for the adverse determination,

(B)       make reference to the specific provisions of the Plan on which the adverse determination is based,

(C)       include a statement that the claimant is entitled to receive, upon request in writing and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

The Plan Committee’s decision made in good faith shall be final.

(c)        The period of time within which a benefit determination initially or on review is required to be made shall begin at the time the claim or request for review is filed in accordance with the procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing.  In the event that a period of time is extended as permitted pursuant to this Section due to the failure of a claimant or his duly authorized representative to submit information necessary to decide a claim or review, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant or his duly authorized representative until the date on which the claimant or his duly authorized representative responds to the request for additional information.

(d)       For purposes of the Plan’s claims procedure, a document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

(e)        The Plan Committee may establish and consistently apply reasonable procedures for determining whether a person has been authorized to act on behalf of a claimant. The Plan Committee shall establish and consistently apply other procedures hereunder.  A claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XI

Miscellaneous Provisions

11.1     No Assignment. Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey, or hypothecate or pledge, the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable except by will or the laws of descent and distribution.  Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

11.2     All Benefits Before Payment Subject to Company’s Creditors. The assets from which Participants’ benefits shall be paid shall at all times be subject to the claims of the creditors of the Company before payment to a Participant and a Participant shall have no right, claim or interest in any assets as to which such Participant’s Account is deemed to be invested or credited under the Plan.

11.3     Plan Amendment or Termination. Subject to the restrictions imposed by and consistent with applicable provisions of Code Section 409A, the Plan may be amended, modified, or terminated by the Board, or solely with respect to amendments and modifications that are nonsubstantive in nature or that are adopted solely for purposes of complying with the law, the committee designated by the Board with such authority, in the sole discretion of the Board or committee, as applicable, at any time and from time to time.  No such amendment, modification, or termination shall reduce the value of benefits credited under the Plan prior to such amendment, modification or termination, provided such benefits remain non-forfeitable as determined by the terms of the Plan immediately prior to such amendment, modification or termination and such benefits are subject to the claims of the Company’s creditors as described in Article IX hereof. Termination of the Plan shall mean termination of active participation by Participants, but shall not automatically mean immediate or accelerated payment of all vested Account balances; provided, however, that, subject to the restrictions imposed by and consistent with applicable provisions of Code Section 409A, the Board (or any committee designated by the Board with such authority) or the Plan Committee may provide for the acceleration of payment of the vested Accounts of all affected Participants on such basis as it may direct in connection with the termination of the Plan.

11.4     Benefits Under This Plan Are Additional to Other Benefits or Pay. It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his service to the Company.

11.5     Company to Withhold Taxes. The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes, Medicare taxes, or other taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.

11.6     Distributions Not Compensation for Purposes of Any Other Plan. Distributions from this Plan shall not be considered wages, salaries or compensation under any other plan or program sponsored or maintained by the Company or a subsidiary of the Company.

11.7     Applicable Law. To the extent state law is not preempted by federal law, this Plan, and all its rights under it, shall be governed and construed in accordance with the laws of the State of Tennessee.

11.8     Binding Affects on Assigns and Successors. This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through sale of assets, merger, consolidation or acquisition.

11.9     Titles Do Not Prevail. The titles to the Sections of this Plan are included only for ease of use and are not terms of the Plan and shall not prevail over the actual provisions of the Plan.

11.10   Electronic Administration. Notwithstanding anything to the contrary in the Plan, the Plan Committee may announce from time to time that Participant enrollments, Participant elections, and any other aspect of Plan administration may be made by telephonic or other electronic means rather than in paper form.

11.11   Construction. The Plan is created for the benefit of Directors and their Beneficiaries, and the Plan and any Trust Agreement shall be interpreted and administered in a manner consistent with there being an unfunded deferred compensation plan and a nonqualified deferred compensation plan which complies with the requirements of Code Section 409A.

IN WITNESS WHEREOF, this Plan has been executed on the 3rd day of December, 2014, but effective as of December 3, 2014.

DOLLAR GENERAL CORPORATION

	By:	/s/ Robert D. Ravener

	Its:	Executive Vice President & Chief People Officer

ATTEST

/s/ Chad Bearry